Exhibit 16.1

LETTER FROM FORMER AUDITOR

Larry O'Donnell

January 5, 2011

Securities and Exchange Commission

100 F Street NE

Washington DC 20549

Gentlemen:

We have read and agree with the comments contained in Item 4 to Form 8-K of VSUS Technologies Incorporated, dated January 5, 2011, as they relate to our firm.  We have no knowledge related to the engagement of the new auditor.

/s/ Larry O'Donnell, CPA, P.C.

Larry O'Donnell, CPA, P.C.

Aurora, Colorado